Exhibit 99.1
CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

CASABLANCA RESORT
Moderator: Sean McKay
April 9, 2008
11:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Black Gaming Earnings conference call for Q4 2007.

During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference you need to reach an operator, please press star-0.

As a reminder, this conference is being recorded today, Wednesday, April 9, 2008.

It is now my pleasure to turn the conference over to Mr. Randy Black, Chairman and CEO.

Please go ahead, sir.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	Thank you, (Sharon). Good morning, everyone, and welcome to Black Gaming’s fourth quarter conference call. I’m Randy Black, Senior Chairman and CEO of the company. And with me this morning is Sean McKay, our CAO.

Before we begin, Sean will speak about forward-looking statements contained in this call.

Sean?

Sean McKay:	Thanks Randy.

Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial conditions, results of operations, expansion projects in our subsidiaries, which involve risks and uncertainties that can not be predicted or quantified. And consequently, actual results may differ materially from those expressed or implied herein.

Such risks and uncertainties include but are not limited to financial market risk, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation, and other risks described in our filings with the SEC.

All forward-looking statements are based on our current expectations and projections about future events.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

I would also like to remind everyone that we will be making reference to non-GAAP financial measures routinely used in the gaming industry, namely EBITDA, earnings before interest, taxes, depreciation, and amortization, which can be recalculated from our recent 10-K filing by adding back depreciation and amortization and loss on sale of assets to our operating income.
Randy?

Randy Black:	Thank you, Sean.

Tough times never last. Only tough, adaptable companies do. No one knows how long or how deep this downturn will be, but we have plans that are working. We will continue to change those plans to do whatever we have to do to succeed.

We started seeing an impact on our margins in Q1 of ‘07, which we thought was mostly due to construction disruptions. However, looking back, we think some of it was due to the economy.

Our customers were beginning to change their spending and visitation habits at our properties even then evidenced by a slow deterioration of our occupancy from the free and independent traveler and our need to increase our promotional activity to maintain our customer base.

Gas prices were going up. They still are. Home values, no doubt a significant investment of our customers, were going down. They still are. The financial crisis was just beginning. Maybe it still is. The politics of a new president were uncertain, and still are.

The majority of our customers have been through many economic and political cycles and they tend to be conservative. They shop around to find good value for their hard-earned fixed incomes, especially when they feel times are tough.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

But as we have seen recently, our customers are still around. They still have money. And they will spend it. They’re just looking for the best value.

Since September, we have refocused our company on quality, value, service, and cleanliness. We have redirected our billboard campaigns on I-15, I-70, I-80, Salt Lake, Las Vegas, as well as all of our TV, direct mail, radio, newspaper, and other advertising to focus on value-driven pricing.

For example, midweek you can get for just $70 a room, golf, or spa at the Oasis, a prime rib for $4.99 at the Virgin River, rooms at the Virgin River for $24, a room and a buffet at the Oasis is just $29, room and a Denny’s Grand Slam breakfast, $29 at the Oasis — all of these messages intended to boost visitation and occupancy.

We think these messages and pricing are working and have been seeing slight increases in occupancy since our campaign began. Our occupancy in March of ‘08 improved over March of ‘07 by over 100 rooms a day. This is a positive indication because we think the economy in March of ‘07 was significantly better than it is today.

Talking more about our focus on pricing in conjunction with marketing, we have refocused on local customers, those within an 80-mile range, lowering our buffet prices, drink prices, and creating other value-oriented specials like $1.50 Coronas, $10.99 porterhouses, monthly car giveaways, $20 in free slot play handed out every 20 minutes, slot tournaments, $1.50 off breakfast buffets for our slot card holders, and blackjack giveaways, and very, very attractive group rates for conventions and golf participants.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

We have seen our headcounts in the restaurants, bars, and at our games slowly and steadily increasing. In Q1 ‘08, we sold nearly 37,000 prime ribs at the Virgin River Chuck Wagon. That’s double what we sold last year.

Further, at the Virgin River for the period ending March 31, ‘08, our restaurant covers are up nearly 10,000 and our bar sales are up 24%. And on some nights, we have a line all the way around the casino.

So we see life in our customers and we’ll provide a full recap of our Q1 ‘08 figures in our May conference call.

As we all know, times are tough. But we have positive swings in hotel occupancy, more people in our restaurants, more people in our bars, and more people in our casinos.

We’re signing up new people and identifying new players every day. Once we have identified them and rated them, we give them promotional offers for free rooms, food, and free play depending on their level of play.

Now before we started our new policies for attracting and rating players that I just described, we identified five things to make our slots better. First, in ‘07, we were giving cash to all of our rated players. And a lot of that cash, frankly, just walked out the door.

We purchased an add-on module personal banker for our player tracking system for $186,000 per property that allows us to give our players downloadable credits they can play in our machines instead of cash. Now we know absolutely our promotional money goes back into our games.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Second, we have not bought any upgrades to our floors for two years. Currently we have the most up-to-date floors in Mesquite.

Third, we looked at our competition and adjusted our games.

Fourth, we are working on an even more aggressive reward tier in our slot club, the Black Diamond card, for our top, top players. We will use cash, redeemable credits, and other incentives to further reward their play.

And fifth, with the purchase of the same personal banker module that I mentioned, we will be able to let our players download their earned club points and play them. That should start in Q2 of ‘08.

Our medical expenses are like everyone else’s. In ‘07, they were up 30% to $7.2 million from $5.5 million for the yearend in ‘07 — or in ‘06. In Q4 ‘07, we made changes to the plan and in Q1 ‘08 you will see we’ll realize over $100,000 in savings over Q1 ‘07 medical expenses. We’ll continue making adjustments, both on the provider and plan participant side to try and keep these costs under control.

Fuel prices have not only slowed the I-15 traveler by an average of 2156 cars per day in January and February of ‘08 compared to the same period in ‘07, but our prices for goods and supplies has increased as well.

Now we’re still on a CAPEX freeze except gaming equipment. And we’ve allocated a maximum of $2.5 million to $3 million towards life safety, core operational equipment, and property aesthetics like curb appeal.

Our convention center is still on hold. However, we will complete the permit process to ensure we can restart the project under the same building code as we started the project at a cost of about $250,000, which is included in our estimated $2-1/2 million to $3 million CAPEX budget.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Additionally, we have allotted $150,000 towards moving and housing our IT department to ensure it’s both safe and secure. We have no other significant projects we’re going to do in ‘08.

As I’ve said, operationally we will do whatever we have to do to succeed starting with me back every day at the property in day-to-day operations. I’m also pleased to announce that we brought Lex Hall back out of retirement. Mr. Hall built the Virgin River for us and opened it in 1990. We have benefited immensely from his operational experience and local customer relationships in just the few short weeks he’s been back.

So now I’ll turn this call back over to Sean, who will discuss the operating results for the fourth quarter.

Sean?

Sean McKay:	Thanks Randy.

As Randy mentioned, 2007 was a challenging year for Black Gaming. As a result of overall market softness, our gaming revenues declined 5.2% to $25.4 million from $26.8 million for the fourth quarter ended December 31, 2007 as compared to the same period in 2006.

This decrease was primarily due to a $1 million decrease in slot revenues, $0.2 million decrease in table games revenues, and a $0.2 million decrease in other gaming revenue.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

For the year ended December 31, 2007, gaming revenues increased 1.3% to $107.1 million from $105.8 million for the same period in the prior year.

These increases were primarily due to a $2.1 million increase in slot revenue offset by a decrease in table games revenue of $0.7 million. Hotel revenues decreased 16% to $7.3 million from $8.6 million for the fourth quarter ended December 31, 2007 as compared to the same period in 2006.

This decrease was primarily due to the company converting to the usage of a standardized room rate for promotional room stays, which in prior periods was accounted for utilizing a rack room rate.

For the year ended December 31, 007, hotel revenues decreased 2.2% to $34.3 million from $35.1 million, which was primarily driven by decreased occupancy on higher ADR.

This increase in ADR increased hotel profit margins to 81.6% from 79.8% for the year ended December 31, 2007 and December 31, 2006 respectively.

Our efforts to attract customers due to sort — due to the soft market increased our promotional spend. Promotional allowances increased 9.5% to $39.5 million from $36.1 million for the year ended December 31, 2007 as compared to the prior year ended December 31, 2006.

Food and beverage revenues decreased 6.4% to $9.8 million from $10.5 million for the quarter ended December 31, 2007 as compared to the same quarter in 2006.

The decrease was primarily attributable to the closure of the Oasis coffee shop and to a lesser extent the overall decrease in our pricing late in the quarter.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

For the year ended December 31, 2007 as compared to the prior year, food and beverage revenues decreased 4.2% to $41.3 million from $43.2 million. Our operating margins for food and beverage for both the quarter and the year ended December 31, 2007 increased due to the pricing increases that had been in place for the majority of both periods noted as our price reduction took place in late Q4.

As a result of declining revenues and stable costs, our EBITDA decreased 9.9% to $4.6 million from $5.1 million for the fourth quarter 2007 as compared to the same quarter in 2006.

EBITDA decreased $20.6 million — or, excuse me, 20.6% to $20.3 million from $25.6 million for the year ended December 31, 2007 as compared to the same period in the prior year.

Our primary sources of liquidity and capital resources have been cash from operations and from our credit facility. As of December 31, 2007, we have approximately $9.5 million in cash and cash equivalents, as well as $5.5 million of availability under our credit facility.

We spent approximately $14.5 million in capital expenditures for the year ended December 31, 2007 compared to $11 million in the prior year. The majority of the capital expenditures related to the remodel of the Oasis hotel rooms, the Virgin River Casino floor remodel, construction of the event center, and construction of the temporary convention event facility.

Our 2008 priorities consist of refinancing our senior credit facility, management of our liquidity, and applying more rigors around our operational cost discipline.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

We are in discussions with our lenders and are in receipt of a verbal commitment of renewal of our facility with expected terms similar to our currently-in-place facility.

Our liquidity needs mainly consist of our debt service requirements under our indentures and our maintenance CAPEX. These represent approximately $11.5 million for debt service and approximately $2.5 million to $3 million in maintenance CAPEX and small-scale capital additions.

As of March 31, 2008, we have funded our biannual debt service payment of $5.6 million and are in the process of paying down the credit facility, which is approximately $8.5 million outstanding as of March. And our cash and cash equivalents is approximately $8.5 million, of which approximately $4.9 million represents cash in cage.

Overall operating trends for the first quarter have been disappointing in terms of top-line revenue declines. However, the cost-cutting measures and our vigilance in operational efficiencies and cost containment have lowered our operating leverage. We have experienced overall declines in our EBITDA for the first quarter and expect to experience continued softness through the remainder of 2008.

I’ll now turn the time back over to Randy.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	Thank you, Sean.

So we have eliminated all of the departments related to future acquisitions and expansions. We are trying to sublease our offices in Las Vegas. We have laid off, multitasked, or asked for and received compensation reductions from most of the rest of our executives, including myself.

As I have said, I’m all about quality, value, service, and cleanliness. I’ve hired more painters and porters to ensure our properties’ curb appeal and that they are as clean as possible without the CAPEX of replacement.

Prices have not yet receded from our suppliers. Power is up. Minimum wage is up. Products are up. But we are vigilant in our watch for price for equal value.

Again, our operational focus is on heads and beds for the highest price we can get. Mesquite and the surrounding areas, Saint George and Moapa, are still growing nicely, even in this economy.

Del Webb Sun City Mesquite is their fastest-selling subdivision. Activity at the sales office and the construction site there is unbelievable. They just opened a new Del Taco in Mesquite and it was a record Del Taco opening.

Even as bad as things have been, we have paid $1 million on our line. As of March 31, it is at $8.5 million and we expect the term sheet as we mentioned for the renewal of the line from our lenders this week.

So now, (Sharon), I’ll turn this back over to you and we’ll start answering questions.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Operator:	Thank you.

Ladies and gentlemen, if you’d like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, please lift your handset before entering your request.

Once again, ladies and gentlemen, to register a question, please press the 1 followed by the 4.

One moment, please, for our first question.

And our first question comes from the line of (John Fleming) of Broadpoint Capital. Please proceed with your question.

(John Fleming):	Good morning.

Randy Black:	Good morning, (John).

(John Fleming):	How are you today?

Randy Black:	Perfect.

(John Fleming):	I wonder if you could help us to understand, you mentioned that you are being very vigilant it seems on the cost side of things in this decreased revenue environment we find ourselves in.

I wonder if you can sort of help us quantify what the potential is and is most of that coming out of G&A? And it sounded like it, but I wonder if you could sort of give us a few more comments about that?

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	It’s across the board. We have, you know, as I said, we’ve redefined our overhead in terms of our top line management. We’re looking at sort of cost cuts all through the properties at every point that we can.

And I think we just now started implementing those in Q4, but I think in Q1, and we’re just going to — we’re going to turn right back around in May and give you another conference call for our operating results in Q1, which will have a lot of that more in percentage and you’ll be able to see it.

(John Fleming):	What is in your G&A line? What components do you include in there? Marketing expense, obviously general overhead — what items are in there? Can you help us break that out a little bit?

Sean McKay:	Yeah.

In G&A, we’ve got the advertising promotion activity. In addition to that, we’ve got, you know, the overall accounting and some of the back office processing that takes place, the purchasing, those types of functions and the expenses associated with the salaries.

But in terms of what you’re looking for and where some of the reductions took place, the majority of that was on some of the salaries of our executive staff as we were preparing for our exportable corporate structure and which were no longer necessary.

(John Fleming):	Okay.

So as...

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	We’ll be able to identify that more for you in Q1 because we basically finished it all in — started in Q3, did some more in Q4, and it’s showing up specifically in our Q1 ‘08 as soon as we get that done.

(John Fleming):	Okay, that’s helpful.

You mentioned obviously an increase in occupancy in March year over year. How did the gaming operations, can you provide us any color today? I think we saw the month of February looked a little disappointing in terms of your overall gaming revenue, at least for the market.

Randy Black:	Yeah, January was good, February was bad, and March is going to be down a little bit.

The way we think of this is, you know, this is a big, giant aircraft carrier we’re trying to turn in a creek. And we think we’ve got it moving in the right direction and you will see a lot of those point-by-point changes in our next conference call. We just don’t — we can’t — we don’t have them done yet and we can’t tell you specifically, but we will in the next quarter.

I can tell you that there’s significant drops in advertising, promotion, marketing, and there are increases in hotel occupancies. And as I mentioned, restaurant, bar, all of that stuff is going to go up.

But it’s different because we’ve had to drop all of the prices. We dropped all of the prices way down. We’ve dropped all of the costs way down. And it takes a while for that to come out.

(John Fleming):	But you certainly feel confident that you can make money even at these lower prices that you are offering to your customers?

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Sean McKay:	Well, right now we’re in a recapturing-our-customers mode. But as we’ve discussed, we still are seeing continued softness in the top-line performance. But our initiatives to reduce our operational expenses has resulted in overall reduced operating leverage.

Our tentative guidance for you in terms of EBITDA is that it will be down, but we don’t have the exact figures at this time.

Randy Black:	And, you know, still a lot of the market is still very, very, very, very, very soft. And we are attracting more people with our good deals. And yes, we think we can live with the prices that we’re at.

But again, though, we’re trying to provide our customer with a deal they can’t refuse. And yes, we think we can get back up to the numbers that we had in ‘07, ‘06 hopefully, somewhere in that range.

(John Fleming):	Okay, great. That’s helpful.

One last question — can you tell us, are you thinking about increasing the size of your credit facility or any - can you provide us any color there?

Sean McKay:	Well, with regard to our credit facility — under the indentures, they’re pretty specific with regard to it being a $15 million super senior. So at this time, we don’t have full knowledge of exactly what we were going to do in terms of increasing that. However, where we have it right now is just at the same $15 million.

(John Fleming):	Okay.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	We don’t think we’re going to — again, we expect - remember, in ‘07, we spent $14-1/2 million on CAPEX. In ‘06, we spent $11 million in CAPEX. This year, we’re going to spend $3 million and our payments are only $11.5 million.

(John Fleming):	What’s a normalized CAPEX run rate for you guys in a more normal environment?

Randy Black:	Absolutely, you know, just doing everything, it’s probably between say $3-1/2 million and $4-1/2 million

(John Fleming):	Okay, great. Okay, guys. Thanks very much.

Randy Black:	Thank you, Mr. (Fleming).

Operator:	Ladies and gentlemen, as a reminder, to register a question, please press the 1 followed by the 4.

And our next question comes from the line of Daniel Silvers of Fortress. Please proceed with your question.

Daniel Silvers:	Hey Randy. How’re you doing?

Randy Black:	Great, Daniel. How are you today?

Daniel Silvers:	I’m okay.

Hey, where are you guys currently at in terms of whether you’re taking management fees out or not?

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	We paid the management bonus. But as I said, I reduced it by 20%.

Daniel Silvers:	Right.

So, I mean, on a go-forward basis...

Man:	(Unintelligible).

Daniel Silvers:	...given where you’re sort of projecting EBITDA and given the liquidity situation, are you guys giving any thought to sort of agreeing to defer all management fees?

Sean McKay:	We’re still accounting for the full management fee at this time going forward in 2008 if that answers your question.

Daniel Silvers:	I mean, I understand it’ll be earned, but it — will you defer it on a cash basis?

Randy Black:	Well, like we did last year — we might. We certainly might if we have to, absolutely.

Daniel Silvers:	Okay, thank you.

Randy Black:	What we did last year was we took actually a 20% reduction in those fees.

((Crosstalk))

Sean McKay:	...management fee, are you referring to the 2008 management fee?

Daniel Silvers:	I’m referring to 2008.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Sean McKay:	Two thousand and eight management fee, there is the potential for a deferring of that. That’s down the line and normally it’s paid around this time in the year. However, with regard to the 2007 management fee, that has been paid as of I believe March 31.

Randy Black:	At a reduced basis of 20%, so if we don’t see some significant increases, you can expect that we’ll reduce it at least by 20%.

Daniel Silvers:	Right.

((Crosstalk))

Randy Black:	...we’re accruing for it now at its full price.

Daniel Silvers:	So how much was paid out for ‘07?

Sean McKay:	Oh-seven I believe the figure off the top of my head was around (850).

Daniel Silvers:	Mm-hm.

Sean McKay:	You can see the exact amount in the 10-K filing.

Randy Black:	I know it’s a reduction of a couple hundred thousand.

Daniel Silvers:	Yeah.

I mean, I guess the question is, you know, given that we’re seeing EBITDA declines, you know, is it appropriate to be taking anything out?

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Randy Black:	Well, it’s certainly appropriate to take something. But I don’t — you know, in — as is — in terms of ‘08, what we want to see is what happens in Q2, Q3, and Q4 before we broach that. But let’s just say that...

Daniel Silvers:	Okay.

Randy Black:	...it’s definitely...

Daniel Silvers:	That’s fair.

Randy Black:	...an option.

Daniel Silvers:	That’s fair. Okay.

Randy Black:	Thanks Daniel.

Daniel Silvers:	No problem. Thank you.

Operator:	Ladies and gentlemen, as a reminder to register a question, please press the 1 followed by the 4.

I am showing no further questions at this time. Mr. Black, you can continue with your presentation or closing remarks.

Randy Black:	Well, that’s it. And then like I said, like I spoke with Daniel, and that is is we believe these plans that we’ve got in place are going to work and we’re going to get right back to you here in May with our first quarter results and we’ll talk more in detail about advertising, promotion, and marketing and all of those G&A spends.

CASABLANCA RESORT
Moderator: Sean McKay
4-9-08/11:00 am CT
Confirmation #21380101

Hopefully Q2 comes up less. We think if it’s in the low teens, it’s a home run. But we expect more gains in Q2, Q3, and Q4. And we’ll keep you apprised of everything.

So thanks for your support and we’ll be back in touch with you in May.

Thank you very much. Have a great day.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.
END